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                                                                  EXHIBIT (3)(F)

                  AMENDMENT TO AND ASSIGNMENT AND ASSUMPTION OF
                      THE PRINCIPAL UNDERWRITER'S AGREEMENT
           BETWEEN AIG SUNAMERICA CAPITAL SERVICES, INC. ("SACS") AND
                    AIG LIFE INSURANCE COMPANY ("AIG LIFE"),
             AND THE SELLING, GENERAL AGENT, AND RELATED AGREEMENTS
                AMONG SACS, AIG LIFE, AND VARIOUS BROKERS DEALERS

This Amendment and Assignment ("Agreement") is made as of May 1, 2009 ("Effective Date"), among AIG SUNAMERICA CAPITAL SERVICES, INC. ("SACS"), AIG LIFE INSURANCE COMPANY ("AIG LIFE"), and AMERICAN GENERAL EQUITY SERVICES CORPORATION ("AGESC").

WHEREAS, SACS and AIG LIFE entered into the Principal Underwriter's Agreement dated August 31, 2007 and attached hereto as Exhibit A ("Underwriting Agreement") for the purpose of underwriting and distributing variable annuity products on behalf of Variable Account A ("Variable Contracts") with respect to AIG LIFE;

WHEREAS, SACS and AIG LIFE wish to assign the rights and responsibilities of SACS under the Underwriting Agreement to AGESC, and AGESC wishes to assume the rights and responsibilities under the Underwriting Agreement, as of the Effective Date;

WHEREAS, SACS, AIG LIFE and various broker dealers (some of which may have been affiliates) previously entered into Selling Agreements, General Agent's Agreements and/or other related agreements ("Selling Agreements") for the purpose of soliciting and servicing the Variable Contracts;

WHEREAS, SACS and AIG LIFE wish to assign the rights and responsibilities of SACS under the Selling Agreements to AGESC, and AGESC wishes to assume the rights and responsibilities under the Selling Agreements, as of the Effective Date;

THEREFORE, for good and valuable consideration, the receipt of which is acknowledged by the parties, the parties agree as follows:

1. SACS hereby assigns to AGESC all of SACS's rights, responsibilities, interests, and liabilities ("Rights") in the Underwriting Agreement as of the Effective Date, and AGESC hereby accepts such assignment. Insofar as the Rights under the Underwriting Agreement beginning on the Effective Date are concerned, references to SACS, or its predecessor entities, therein shall be deemed replaced with references to AGESC.

2. SACS hereby assigns to AGESC all of SACS's Rights in the Selling Agreements as of the Effective Date, and AGESC hereby accepts such assignment. Insofar as the Rights under the Selling Agreements beginning on the Effective Date are concerned, references to SACS, or its predecessor entities, therein shall be deemed replaced with references to AGESC.

3. In the event that AGESC receives a request from an authorized regulator to review books and records, SACS agrees to within a reasonable time provide AGESC with access to any books and records requested by such regulator that SACS maintains pursuant to its duties under the Underwriting Agreement and related to the period of time for which SACS has performed such duties, and shall cause any third party that has provided any services to or on behalf of SACS during the same period of time, to provide AGESC access to any books and records such third party maintains that are related to SACS's duties under the Agreement.

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4.   SACS hereby agrees to within a reasonable time provide AGESC with access to any books, records, or reports that SACS maintains pursuant to its duties under the Underwriting Agreement and related to the period of time for which SACS has performed such duties and which are necessary for AGESC to comply with legal requirements related to its responsibilities under this Agreement.

5. SACS agrees to indemnify, defend and hold harmless AGESC and each person who controls or is associated or affiliated with AGESC within the meaning of the federal securities laws and its and their respective directors, officers, agents, employees, attorneys and representatives of any of the foregoing, from and against any and all losses, expenses, claims, damages and liabilities, joint or several, as incurred (including any costs of investigation and legal expenses and any amounts paid in settlement of any action, suit or proceeding of any claim asserted) which result from, arise out of or are based upon SACS's rights and/or responsibilities, or failure to comply with such rights and/or responsibilities, under the Underwriting Agreement and/or Selling Agreements prior to the Effective Date of this Agreement.

     AGESC agrees to indemnify, defend and hold harmless SACS and each person who controls or is associated or affiliated with SACS within the meaning of the federal securities laws and its and their respective directors, officers, agents, employees, attorneys and representatives of any of the foregoing, from and against any and all losses, expenses, claims, damages and liabilities, joint or several, as incurred (including any costs of investigation and legal expenses and any amounts paid in settlement of any action, suit or proceeding of any claim asserted) which result from, arise out of or are based upon AGESC's rights and/or responsibilities, or failure to comply with such rights and/or responsibilities, under the Underwriting Agreement and/or Selling Agreements on or after the Effective Date of this Agreement.

6. AIG LIFE and SACS acknowledge that each party is responsible for their own obligations and duties as described in the Underwriting Agreement ("Duties"). AIG LIFE and SACS also acknowledge that each party is not responsible or liable for any actions taken by the other party in performing its Duties.

                           [Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the
Underwriting Agreement and this Assignment and Assumption of the same as of the date first above written.

AIG SUNAMERICA CAPITAL SERVICES,      AMERICAN GENERAL EQUITY SERVICES
INC.                                  CORPORATION


By:                                   By:
    -------------------------------       ------------------------------------
Name: James Nichols                   Name: David W. O'Leary
Title: Chief Executive Officer        Title: President and Chief Executive
                                             Officer - Specialty Markets Group
Date:                                 Date:
      -----------------------------         ----------------------------------


AIG LIFE INSURANCE COMPANY


By:
    -------------------------------
Name: David W. O'Leary
Title: President
Date:
      -----------------------------

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